Exhibit 2.4

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”), dated as of September 19, 2006, by and among New England Home Therapies, Inc., a Delaware corporation (the “Company”), the persons set forth on Schedule A attached thereto (“Sellers”), and Critical Homecare Solutions, Inc., a Delaware corporation (“Buyer”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company, Sellers and Buyer are currently parties to the Stock Purchase Agreement, dated as of September 8, 2006 (the “Stock Purchase Agreement”); and

WHEREAS, the Company, Sellers and Buyer wish to amend certain terms and conditions of the Stock Purchase Agreement as set forth herein, and Section 10.6 of the Stock Purchase Agreement provides that the Stock Purchase Agreement may be amended by a written instrument signed by the Company, Sellers and Buyer.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Stock Purchase Agreement as follows:

1. Amendment. The terms of the Stock Purchase Agreement shall be amended as set forth in this Section 1.

(a) Exhibit B to the Stock Puchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B attached hereto.

(b) Section 3.1(a) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Subject to the adjustment pursuant to Sections 3.2 and 3.3, the purchase price for the Stock shall be an aggregate of $18,500,000 (the “Purchase Price”), to be paid as follows: (i) $15,400,000 payable in cash by wire transfer in immediately available funds, less the amount required to pay off certain indebtedness of the Company as set forth below, (ii) $1,600,000 (the “Escrow Fund”) payable to the Escrow Agent pursuant to the Escrow Agreement; and (iii) $1,500,000 through the assumption of $1,500,000 of Assumed Current Liabilities. The amount payable pursuant to Section 3.1(a)(i) shall be reduced by the amount necessary (which amounts shall be paid directly by Buyer) for (x) the Excluded Liabilities (to the extent known and quantifiable on the Closing Date) and (y) any contingent payments to creditors and claimants required pursuant to the Reorganization Plan, as finally negotiated by the Company and Sellers. The Purchase Price (less the Escrow Fund and other deductions pursuant to this Section 3.1) shall be paid to Sellers as set forth on Schedule A hereto.

2. Continued Effectiveness. Except as expressly amended hereby, the Stock Purchase Agreement shall continue in full force and effect. Any references to the “Agreement” in the Stock Purchase Agreement or to the words hereof, hereunder or words of similar affect in the Stock Purchase Agreement shall mean the Stock Purchase Agreement as amended hereby.

3. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

4. Counterparts and Facsimile. This Amendment may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Amendment, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the parties have duly executed this First Amendment to Stock Purchase Agreement as of the date first above written.

BUYER:

CRITICAL HOMECARE SOLUTIONS, INC., a Delaware corporation

By:	/s/ Mary Jane Graves
Name:	Mary Jane Graves
Title:	Chief Financial Officer

THE COMPANY:

NEW ENGLAND HOME THERAPIES, INC., a Massachusetts corporation

By:	/s/ Daniel J. O’Grady
Name:	Daniel J. O’Grady
Title:	President

SELLERS:

/s/ Daniel O’Grady
Daniel O’Grady

/s/ John Consoletti
John Consoletti

/s/ Steve Slarsky
Steve Slarsky

Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 602(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit B	Escrow Agreement